Exhibit 10(k)
[THIS AGREEMENT IS SUBJECT TO ARBITRATION]
EMPLOYMENT, CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT
     This “Agreement” is between the “Company,” Interphase Corporation, and Thomas N. Tipton, Jr., “Executive.” The Company is organized under the laws of the State of Texas. Its principal place of business is located at 2901 North Dallas Parkway, Suite 200, Plano, TX 75093.
Background Statement
     The Company enables rapid platform design and integration for the global voice and data communications markets through custom and off-the-shelf communications equipment, embedded software development suites, and systems integration and consulting services for telecom and enterprise networks. Executive desires to be employed or continue to be employed by the Company. The Company desires to employ Executive, provided that as an express, prior condition of such employment, Executive enters into this Agreement with the Company.
     This Agreement sets forth the terms of Executive’s employment. The parties agree that this Agreement is supported by valuable consideration, that mutual promises and obligations have been undertaken by the parties to it, and that the agreement is entered into voluntarily by the parties.
Statement of Agreement
1.	Duties. Executive shall devote Executive’s best efforts to the business of the Company. Executive shall perform such duties and responsibilities customary to the position of Chief Financial Officer and Vice President of Finance, including those described on Exhibit A to this Agreement. Executive shall also perform those duties assigned by the Company from time to time.

2.	Terms. The “initial term” of employment under this Agreement shall terminate six (6) months after the date of this Agreement. The initial term of this Agreement shall automatically renew for successive six (6) month periods, referred to as “successor terms,” unless either party gives thirty (30) days written notice of its intention not to renew prior to the expiration of the initial or any successor term or Executive is terminated for cause.

3.	Terminable Only For Cause. This Agreement may be terminated by the Company prior to the expiration of the initial term or any successor term as follows:
(a)	Due to the death of Executive;

(b)	Due to a physical or mental disability which prevents Executive from performing the essential functions of his full duties for a period of ninety (90) consecutive days during the term of this Agreement, as determined in good faith by a physician reasonably acceptable to the Company; or,

(c)	For Cause, which is (i) fraud, misappropriation, embezzlement, dishonesty, or other act of material misconduct against the Company or any affiliate of the Company; (ii) failure to perform specific and lawful directives of Executive’s superiors; (iii) violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; (iv) conviction of or plea of guilty or nolo contendere to a felony; (v) violation of the provisions of 8, 9, 10, 11, 13, or 16; or, (vi) substantial failure to perform the duties and responsibilities of Executive under this Agreement.
In the event of termination under this paragraph, Executive shall be entitled only to Executive’s base salary earned through the date of termination. No accrued but unpaid bonuses or commissions shall be due to Executive.
4.	Termination Without Cause or Nonrenewal. In the event the Company gives Executive thirty days written notice of its intention not renew a term of this Agreement, or if Executive is terminated without cause after the expiration of the initial term, the Executive shall receive an amount equal to six-months severance pay based on the Executive’s base salary at the time of termination, payable in bi-monthly or bi-weekly installments as dictated by the regular pay dates of the Company. No accrued but unpaid bonuses or commissions shall be due to Executive under this Paragraph. No other severance payment or benefits shall be due Executive other than those provided for under this Agreement. Notwithstanding anything stated herein to the contrary, in the event Executive becomes employed during the period in which the Executive is eligible to receive post-employment payments under this Paragraph, any amounts received by Executive in the form of compensation, salary, or other payments shall be offset or shall reduce any amounts or liability owed by the Company to the Executive under this Paragraph.

5.	Compensation. Employer shall pay and provide benefits to Executive according to the provisions of Executive’s compensation plan described in the attached Exhibit B. Executive’s compensation plan shall be reviewed on a periodic basis. The Company reserves the right, and Executive hereby authorizes Company, to make deductions from Executive’s pay or bonuses to satisfy any outstanding obligations of Executive to the Company. The Company may offset against the final payment of wages or bonuses owed to Executive any amounts due the Company from Executive.

6.	Changes in Position, Location, or Compensation. If the Company transfers, promotes, or reassigns Executive to another position or geographic area, or both parties agree to a change in compensation or benefits during a term of this Agreement or upon the renewal of a term of this Agreement, an updated employment agreement may be substituted by agreement of the parties but is not required. Mutually-agreeable changes in compensation or benefits shall be effected by amendment to and incorporation of a modified Exhibit B, initialed by the parties or their authorized representative. All provisions, promises, terms or conditions not modified by an amendment of
Exhibits A—C shall remain in effect and shall not be deemed revoked or modified beyond the changes set forth in one or more amended Exhibits.

7.	Executive Representation/Warranty. Executive represents that Executive is not a party to any agreement with a third party, or limited by a court order, containing a non-competition provision or other restriction which would preclude Executive’s employment with Company or any of the services which Executive will provide on the Company’s behalf.

8.	Duty of Loyalty. Executive acknowledges the common law duties of reasonable care, loyalty, and honesty which arise out of the principal/agent relationship of the parties. While employed and thereafter for whatever term the law may impose, Executive shall not engage in any activity to the detriment of the Company. By way of illustration and not as a limitation, Executive shall not discuss with any customer or potential customer of the Company any plans by Executive or any other Executives of the Company to leave the employment of the Company and compete with the Company.

9.	Company Documents. Executive agrees and acknowledges that Executive holds as the Company’s property all memoranda, books, papers, letters, and other data, including duplicates, relating to the Company’s business and affairs (“Company Documents”). This includes Company Documents created or used by Executive or otherwise coming into Executive’s possession in connection with the performance of Executive’s job duties. All Company Documents in the possession, custody, or control of Executive shall be returned to the Company at the time of termination of employment.

Confidential Information and Non-Competition
10.	In exchange for the mutual promises and obligations contained in this Agreement, and contemporaneous with its execution or soon thereafter, Employer promises to deliver to Executive or permit Executive to acquire, be exposed to, and/or have access to material, data, and information of the Company and/or its customers or clients that is confidential, proprietary and/or a trade secret (“Confidential Information”). At all times, both during and after the termination of employment, the Executive shall keep and retain in confidence and shall not disclose, except as required in the course of the Executive’s employment with the Company, to any person, firm or corporation, or use for the Executive’s own purposes, any Confidential Information. For the purposes of this paragraph, such information shall include, but is not limited to:
1.	The Company’s standard operating procedures, processes, formulae, know-how, scientific, technical, or product information, whether patentable or not, which is of value to the Company and not generally known by the Company’s competitors;

2.	All confidential information obtained from third parties and customers concerning their products, business, or equipment specifications;

3.	Confidential business information of the Company, including, but not limited to, marketing and business plans, strategies, projections, business opportunities, client identities or lists, sales and cost information, internal financial statements or reports, profit, loss, or margin information, customer price information; and,

4.	Other information designated by the Company or deemed by law to be confidential information.
11.	Non-Competition. In consideration of the mutual promises contained in this Agreement, the sufficiency of which is acknowledged by the parties, Executive agrees that during the term of his employment and for a period of twelve (12) calendar months after termination of employment from the Company (whether voluntary or involuntary), Executive shall not, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise:
1.	Become associated or affiliated with, employed by, or financially interested in any business operation which competes in the business currently engaged in by Company. (The phrase “business currently engaged in by the Company” includes, but is not limited to, the type of activities in which the Company was engaged during Executive’s tenure, such as designs and delivers high performance connectivity adapters for computer and telecommunication networks.)

2.	Solicit or attempt to solicit the business or patronage of any person, firm, corporation, partnership, association, department of government or other entity with whom the Company has had any contact during a period of twelve (12) calendar months preceding the date of this Agreement (“Customers”), or otherwise induce such Customers to reduce, terminate, restrict or otherwise alter business relationships with the Company in any fashion; or,

3.	In any way solicit or attempt to solicit the business or patronage of any Customers.

4.	The parties intend the above restrictions on competition to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions shall not render invalid or unenforceable any one or more restrictions.
12.	Limitations on Scope. In recognition of the broad geographic scope of the Company’s business and the ease of competing with the Company in any part of the United States, the restrictions on competition set forth herein are intended to cover the following geographic areas:
1.	The geographic territory identified on the attached Exhibit C;

2.	The cities containing a facility or operation owned or managed by the Company; and,

3.	A fifty (50) mile radius outside the boundary limits of each such city.
The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.
13.	Non-Solicitation of Employees. During employment and for a period of twelve (12) months after termination, Executive agrees not to hire, employ, solicit, divert, recruit, or attempt to induce, directly or indirectly, any existing or future employee of the Company to leave their position with the Company or to become associated with a competing business.
Remedies for Breach
14.	Company’s Right to Obtain an Injunction. Executive acknowledges that the Company will have no adequate means of protecting its rights under Paragraphs 10, 11, 12, or 13 of this Agreement other than be securing an injunction (a court order prohibiting the Executive from violating the Agreement). Accordingly, the Executive agrees that the Company is entitled to enforce this Agreement by obtaining a temporary, preliminary, and permanent injunction and any other appropriate equitable relief. Executive acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this paragraph, however, shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages. Executive expressly acknowledges that the Company has sole discretion regarding whether to seek a remedy for breaches of Paragraphs 10, 11, 12, or 13 in a court of competent jurisdiction or by arbitration procedures outlined in paragraph 15.

15.	Arbitration. Executive and the Company agree that any unresolved dispute or controversy involving a claim for monetary damages and/or declaratory or injunctive relief arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in Dallas, Texas, according to the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Notwithstanding the foregoing, nothing in this Paragraph is intended to subject a claim by either party arising under Paragraphs 10, 11, 12, or 13 to mandatory arbitration. Any claim arising under Paragraphs 10, 11, 12, or 13 shall be litigated in the courts of the relevant jurisdiction and venue.
Inventions and Discoveries
16.	Discoveries, Inventions, & Copyrights. Executive shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly, during Executive’s term of employment and which pertain to the business activities of the Company. Executive hereby assigns and agrees to assign all his interest therein to the Company or to its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.
General Provisions
17.	Condition to Seeking Subsequent Employment. Executive agrees to show a copy of this Agreement to any Competitor with whom Executive interviews during the Executive’s employment with the Company or with whom the Executive interviews within twelve (12) months following the effective date of the termination of the Executive’s employment with the Company.

18.	Attorneys’ Fees. If any party shall obtain a final judgment of a court of competent jurisdiction, subject to no further appeal, pursuant to which any other party shall be determined to have breached its obligations hereunder or made any misrepresentations, such prevailing party shall be entitled to recover, in addition to any award of damages, reasonable attorneys’ fees, costs, and expenses incurred by such party in obtaining such judgment.

19.	Non-Disparagement and Confidentiality. Except as may be required by law or as consented to in writing by an authorized officer or agent of the Company, Executive agrees not to make any statements whatsoever, directly or indirectly, written or oral, which could reasonably become public, which could be interpreted as embarrassing, disparaging, prejudicial, or in any way detrimental or inimical to the interests of the Company. Furthermore, Executive agrees to hold confidential and not to disclose, make public, or to communicate orally or in writing to any person or entity (other than Executive’s significant other and immediate family), directly or indirectly, the terms of this Agreement or any matters set forth herein, except only: (a) as may be compelled by court orders; (b) as may be necessary to enforce the terms of this Agreement; (c) to legal, accounting, and financial advisors; (d) as may be necessary in connection with the application for or obtaining loans or credit; (e) as may be necessary to comply with applicable laws and government regulations; or, (f) as may be necessary or desirable in obtaining future employment.

20.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries, affiliates, successors, and assigns.

21.	Nonwaiver. Any waiver by the Company of a breach of any provision of this Agreement must be in writing and signed by the Company to be effective. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver by the Company of any different or subsequent breach of this Agreement by Executive.

22.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

23.	Forum Selection Clause. Any and all causes of action for equitable relief relating to the enforcement of this Agreement and not otherwise subject to the mandatory arbitration provisions of Paragraph 15 may, in the Employer’s sole discretion, be brought in the United States District Court for the Northern District of Texas or the Dallas County District of the Texas State Courts. The parties agree that the provisions of this paragraph benefit both Employer and Executive. Any and all causes of action by and between Employer and Executive can be quickly and efficiently resolved in the agreed-upon forum, which will not unduly burden either Employer or Executive, and which will substantially aid Employer and Executive in providing the opportunity for uniform treatment with respect to any issues relating to the covenants contained in this Agreement.

24.	Entire Agreement. This Agreement represents the entire agreement between the Company and the Executive with respect to the subject matter hereof, supersedes all prior agreements dealing with the same subject matter, and may not be changed except in a writing signed by the party against whom enforcement of the Agreement, as so changed, is sought.

25.	Severability. The invalidity of any term or provision of this Agreement, including any term or provision of paragraphs 10, 11, 12, or 13 shall not invalidate or otherwise affect any other term or provision of this Agreement.

26.	This agreement shall be effective December 19, 2005.

Interphase Corporation
By:	/s/ Gregory B. Kalush
Gregory B. Kalush
Its: President and Chief Executive Officer

Executive
/s/ Thomas N. Tipton, Jr.
Thomas N. Tipton, Jr.

Exhibit A
Job Description

Job Title: CFO & VP of Finance	Department: Executive
Reports To: CEO	FLSA Status: Exempt
Prepared By: G. Kalush & D. Shute	Approved By: G. Kalush & D. Shute
Prepared Date: December 12, 2005	Approved Date: December 12, 2005

SUMMARY
Overall responsibility for all aspects of Finance, Treasury, Accounting, and IT for Interphase on a worldwide basis. This position holds the responsibility for the creating, gaining approval of and implementing the financial strategy (and architecture) for the company, including the management of the company’s controls, establishing effective measurements and review processes, participating in the architecture of significant transactions (whether with key OEM customers, potential M&A activities, or key strategic partnerships). This position is a key member of the executive team and is an officer of the company, and as such will prepare for and be a key representative of management at all Board meetings.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned. Management reserves the right to change these duties at any time.
The CFO and VP of Finance position is responsible for establishing the financial architecture for Interphase, a publicly traded company. This includes the establishment and implementation of all of the company’s financial controls, preparation and interpretation of financial reports in accordance with GAAP, all SEC reporting, safeguarding of the company’s assets, sound financial guidance in all significant transactions (whether with key OEM customers, potential M&A activities, or key strategic partnerships), treasury functions, and assisting the CEO with company strategy and support as necessary. This position in a “right-hand” to the CEO, and as such must act in harmony with the direction that the CEO sets for the company.
Responsible for coordinating and ensuring the efficient and effective creation (working with other senior executives) of the company’s annual operating and strategic plans. This includes the development of the all financial and accounting plans and policies of the company. Prepares financial and economic analysis for operating plans of the organization, and helps coach peer executives to a balanced, financially sound plan.
Maintains healthy, positive and honest relationships with the banking community, public audit partners, Wall Street analysts and shareholders.

Directs Finance and Accounting, Treasury, MIS, and Investor Relations, establishing benchmarked goals and creative plans to achieve those goals for each responsibility.

Coordinates and directs all financial operations including: budgeting, tax, audit, SEC compliance, legal counsel, cash management, care and custody of funds and other financial assets, and business risk management (and insurance) programs.

Participates in any merger and acquisition decisions, and maps all due diligence processes. This includes potentially related activities such as business divestitures, partnerships, joint ventures, etc. This role is a key advisor-ship role to the CEO on behalf of the company.

Responsible for reviewing and approving all company contractual obligations including OEM agreements, NDA agreements, etc.

Responsible for the creation and leadership of the company’s investor relations program, ensure that the company is properly and honestly promoted in the market, this will include the joint creation of the company’s “story” and the road shows and street relationships to deliver it.

Responsible for producing and publishing the company’s annual report.

In conjunction with CEO, creates the Delegation of Authority Matrix.

SUPERVISORY RESPONSIBILITIES

The CFO directs and leads subordinate managers including: the Corporate Controller, Financial Planning & Analysis Manager, European Finance & HR Manager, Contracts Manager, and the IT Manager. Responsible for the overall direction, coordination, and evaluation of these units. Carries out supervisory responsibilities in accordance with the organization’s policies and applicable laws and governmental regulations. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems, and motivating team.

QUALIFICATIONS To perform this job successfully, the individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

EDUCATION and/or EXPERIENCE

Bachelor’s degree (B. A.) or equivalent; plus ten or more years related experience and/or training; or equivalent combination of education and experience. Must have strong leadership skills and the ability to inspire and motivate teams to perform well and meet company objectives. Must have a current CPA license in good standing.

LANGUAGE SKILLS

Ability to read, analyze, and interpret financial statements and reports, complex contracts and legal documents. Ability to write speeches and articles for publication that conform to prescribed style and format. Ability to effectively present information to customers, the Sr. Leadership Team, the Board of Directors, our employees, public groups, and/or the media.

OTHER SKILLS AND ABILITIES

Must have excellent communication skills (reading, writing, speaking, and presentation), understanding of business and finance-related concepts, analytical skills, creative thinking skills, skills in tactfully addressing various tasks, and the ability to occasionally work under pressure or in a deadline-oriented environment. Able to communicate and partner effectively with employees at all levels, as well as with customers, analysts, investors, the Board of Directors and the business community. Must be able to handle multiple tasks concurrently, prioritizing as necessary. Must be very computer literate. Proficient with the Microsoft Suite of products to create PowerPoint presentations, Word documents, Excel spreadsheets, and do email. Strong knowledge of database and accounting computer application systems which supply the most accurate financial information. Excellent analytical, mathematical, and organizational skills.

REASONING ABILITY

Ability to define problems, collect data, establish facts, draw valid conclusions. Ability to interpret an extensive variety of technical instructions in mathematical or diagram form and deal with several abstract and concrete variables.

PHYSICAL DEMANDS

The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

While performing the duties of this job, the employee is regularly required to use hands to finger, handle, or feel and talk or hear. The employee frequently is required to walk, sit, and reach with hands and arms. The employee is occasionally required to stand. The employee must occasionally lift and/or move up to 10 pounds. Specific vision abilities required by this job include close vision and color vision.

WORK ENVIRONMENT

The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

Normal Office Environment, though some travel may be required. A valid passport will be necessary.

Initials /s/ GBK
/s/ TNT
Exhibit A

Exhibit B
Compensation
Base Salary. $5,769.23 per pay period ($150,000/year on an annual basis), of which there are 26 in each calendar year, less deductions as may be required by law or authorized by Executive.
Key Talent Bonus. Executive shall be eligible for an annual bonus for FY2006 of $30,000 based upon the Corporation’s existing Executive Bonus Plan. This bonus will be tied to Executive Incentive Targets (MBOs) for 2006. The bonus will be awarded based on achievement of specific corporate objectives, as determined by the Company, and is subject to change annually by the Board of Directors.
Equity. The Corporation shall, according to the Company’s Long-Term Stock Incentive Plan and with the approval of the CEO and Board of Directors, grant to Executive 10,000 shares of restricted stock of the Company. Executive’s right, title, and interest to any stock conferred under the Employment Agreement shall be controlled and governed by terms and conditions of the Company’s Long-Term Stock Incentive Plan. The per share price will be determined as of the close of NASDAQ trading on Executive’s first day of employment in the new role.
Executive Benefit Plans. Based on the plans in force at the time, and subject to change at any time, the Executive will be provided with a comprehensive and competitive benefits package including medical, dental, life, AD&D, and STD, all effective on promotion date. Executive will be 401k eligible after 60 days of employment. The Executive shall be eligible to participate in any benefit plan maintained by the Company, according to the terms and conditions of those plans. The Executive will pay the same as all other Executive and non-Executive employees for health premiums.
Severance Pay. 6 months package, subject to terms and conditions. Please refer to section 4, “Termination Without Cause or Nonrenewal”, on page 2 of the Employment Agreement.
Executive Disability Plan. The Executive is eligible to apply through Interphase for a voluntary, individual Executive Disability Plan. If approved by the carrier for coverage, the premiums will be paid for by the Executive.
Vacation and Leave. Executive shall be entitled to three (3) weeks of vacation per year, accrued monthly, and six (6) sick days per year, and any other paid leave benefits provided for in the Company’s Policy Guide.
Cell Phone & Computer. Executive will be furnished with a laptop and cell phone/PDA for business purposes.

Office Furnishings. The Company agrees to provide office space and furnishings to Executive commensurate with the Company’s decor and culture.
Initials:/s/ GBK
/s/ TNT
Exhibit B

Exhibit C
Designated Cities — Per Paragraph 11a of Employment, Confidentiality,
and Non-Compete Agreement.
The Continental United States
Initials:/s/ GBK
/s/ TNT
Exhibit C